Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of common stock pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Transmeta Corporation of our reports dated March 14, 2006, with respect to the consolidated financial statements and management’s assessment of and the effectiveness of internal control over financial reporting of Transmeta Corporation, included in its Annual Report on Form 10-K as of and for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

/S/ Burr, Pilger & Mayer LLP

San Jose, California
January 31, 2007